Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement

between

Fidelity Diversifying Solutions LLC

and

Fidelity Management & Research (Japan) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Cherry Street Trust	Fidelity Hedged Equity Central Fund	Equity	11/09/2022

Fidelity Diversifying Solutions LLC		Fidelity Management & Research (Japan) Limited

By:	/s/ Christopher J. Rimmer	By:	/s/ Kirk Roland Neureiter
Name:	Christopher J. Rimmer	Name:	Kirk Roland Neureiter
Title:	Treasurer	Title:	Treasurer